Exhibit 10.19

SEPARATION AGREEMENT AND RELEASE

        This Separation Agreement and Release ("Agreement") is made this 2nd day of January 2002 by and between Storage Technology Corporation (the "Company") and Jeffrey M. Dumas (the "Employee").

        WHEREAS, Employee was employed by the Company as Corporate Vice President, General Counsel and Secretary; and

        WHEREAS, Employee signed an Employment Agreement dated September 29, 1999 (the "Employment Agreement") and a Storage Technology Corporation Proprietary Rights Agreement ("Confidentiality Agreement") in consideration of employment with the Company; and

        WHEREAS, Employee's employment with the Company as Corporate Vice President, General Counsel and Secretary and as a Corporate Officer shall terminate January 4, 2002 (the "Termination Date"); and

        WHEREAS, the Company has agreed to provide Employee with valuable consideration to facilitate Employee's transition from the Company; and

        WHEREAS, Employee has agreed to release the Company from any claims arising from or related to Employee's employment relationship with the Company; and

        WHEREAS, this Separation and Release Agreement supersedes all previous oral and written agreements regarding Employee's employment with Storage Technology Corporation, provided, however, that the terms and conditions of Employee's Employment Agreement, to the degree that they do not conflict with the terms and conditions of this Separation Agreement, shall remain in full force and effect;

        NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (jointly referred to as "the Parties") hereby agree as follows:

        1.    Consideration: The Company agrees to pay Employee a separation payment of $313,000.00, said amount to be paid to Employee less applicable withholding (the "Consideration"). The Consideration will be paid within two weeks following (i) the Effective Date as hereafter defined in paragraph 6, or (ii) the Termination Date, whichever is later. The Parties acknowledge and agree that 25% of the severance payment is made solely in consideration of Employee executing and not revoking the ADEA Waiver and Release as set forth in Paragraph 6 below.

        2.    Stock Options & Restricted Stock:

          A.    As of the Termination Date, Employee agrees and acknowledges that he has 47,676 vested options of the Company's common stock under the 1995 Storage Technology Corporation Equity Participation Plan (the "Plan"). Employee understands and agrees that pursuant to the terms of the Plan, vesting of any and all unvested options shall terminate as of the Separation Date. Employee's stock will continue to be governed by the all terms, conditions and limitations applicable to Employees shares, as set forth in the Plan shall remain in full force and effect.. Pursuant to the terms of the Plan, Employee will have ninety (90) days from the Separation Date to exercise the vested options.

          B.    As of the Termination Date, Employee agrees and acknowledges that all of his restricted shares will be considered as vested. The number of restricted shares to be considered as vested will be 3,334 shares in total. A cash equivalent will be calculated upon the Termination Date calculated by multiplying 3,334 times the closing price of StorageTek stock on the Termination Date minus the repurchase amount of the 3,334 shares of restricted stock. Said amount will be payable to Employee within two weeks of the Termination Date. The 3,334 restricted shares will be repurchased by the Company at the par value of ten cents ($.10) per share and the total value of the repurchase price will be deducted from the cash equivalent calculation as described above.

        3.    Benefits: Employee's insurance benefits (medical, dental, long-term disability, accidental death and dismemberment and life insurance) will cease on the Termination Date, subject to Employee's rights to continue his health insurance under COBRA at his own expense. Employee will not be entitled to accrual of any employee benefits, including, but not limited to, vacation and personal time off benefits, after the Termination Date.

        4.    Payment of Salary and Consulting Fees: Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, earned but unused vacation, and any and all other benefits and compensation due to Employee up to the Termination Date. Employee acknowledges and agrees that he is not eligible or entitled to receive any type of bonus payment by the Company for the calendar years 2000 or 2001. Employee specifically acknowledges that he is not entitled to receive any type of bonus through the Management By Objective Bonus Program ("MBO Program") or any type of bonus through the Retention Bonus Program paid by the Company for the calendar years 2000 or 2001.

        The parties further agree and acknowledge that Employee in his capacity as a consultant to the Company will make himself available to assist the Company in matters relating to his former positions as Corporate Vice President, General Counsel and Secretary, wherein the Employee agrees to be available to provide such assistance commencing on the Termination Date and continuing for a period of up to one year thereafter provided that the Company shall reimburse Employee for such services at a rate of $275 per hour and that such services shall be provided to the Company at such times and in such a manner as shall be reasonably agreed to by the Company and the Employee. Employee will submit monthly consulting service invoices to the Company's Legal Department for all services rendered and all expenses reasonably incurred in the provisions of said services to the Company.

        5.    Release of Claims:

          (a)  By Employee

          Employee agrees that the foregoing Full Consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents and employees. Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns ("the Releasees") from, and agrees not to sue concerning, or, in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

            (1)  any and all claims or demands, directly or indirectly, relating to or arising out of Employee's employment relationship with the Company, including, but not limited to claims under the Employment Agreement, the termination of that relationship, salary, bonuses, commissions, stock, stock options, or any ownership interest in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, or any other form of compensation; however, Employee shall have thirty (30) days after Termination Date within which to submit requests for reimbursement for expenses.

            (2)  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander;

    negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers' compensation and disability benefits;

            (3)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, the Colorado Anti-Discrimination Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871; attorney's fees, costs and other expenses under Title VII of the Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the Age Discrimination in Employment Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Colorado Labor Peace Act; the Colorado Wage Claim Act; the Colorado Constitution; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; and the Labor Peace Act;

            (4)  any and all claims for violation of federal, or any state, constitution, law or statute;

            (5)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

            (6)  any and all claims for attorneys' fees and costs.

          Employee agrees that in the event that he brings a claim covered by this release in which he seeks damages or other remedies against the Company or in the event he seeks to recover against the Company in any claim brought by a government agency on his behalf, this Agreement shall serve as a complete defense to such claims.

          Employee acknowledges and agrees that any breach of this paragraph shall constitute a material breach of the Agreement, and shall entitle the Company immediately to recover the monetary consideration described in Paragraph 1 above, in addition to all other remedies available. Employee shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company in: (a) enforcing these obligations, including the bringing of any action to recover the monetary consideration, and (b) defending against a claim brought or pursued by Employee in violation of the provisions of this paragraph regarding release of claims.

          Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

          (b)  By Company

          Company agrees that this Agreement represents settlement in full of all obligations, claims, and disputes between Employee and Company. Company, on behalf of itself and on behalf of any company, partnership, limited liability company, joint venture, or any other person or entity with which Company is affiliated or its officer(s), director(s), partner(s), shareholder(s), member(s) or controlling person(s), as well as on behalf of any other party claiming by or through Company, agree(s) to full and complete settlement, release and discharge of all past, present and future claims, demands, actions, liabilities, obligations, losses, damages and compensation, whether known, unknown, suspected or unsuspected, whether based on tort, contract, equity, statute or any other theory of recovery against Employee, Employee's past, present and future agents, representatives, spouses, heirs and successors in interest; provided, however, that the foregoing release shall not operate to release Company from its obligations, representations and covenants to comply with its obligations under this Agreement, it being understood that the same shall survive the execution of this Agreement.

        6.    Acknowledgment of Waiver of Claims under ADEA: Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967, as amended ("ADEA") and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the

Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing as required by the ADEA that:

          (a)  he has the right to and is advised to consult with an attorney prior to executing this Agreement;

          (b)  he has twenty-one (21) days within which to consider this Agreement (although he may choose to execute this Agreement earlier);

          (c)  he has seven (7) days following the execution of this Agreement to revoke the Agreement after which time, the Company shall pay to Employee the Consideration set forth above and implement the forgiveness of the amounts set forth in the Full Consideration; and

          (d)  this Agreement shall not be effective until the revocation period has expired (the "Effective Date").

        7.    No Future Lawsuits: Employee represents that he does not currently intend to bring any claims on behalf of Employee or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

        Employer represents that it does not currently intend to bring any claims on behalf of Company against Employee or cooperate with any other person or entity in bringing a claim against Employee.

        8.    Preservation of Trade Secrets and Confidential Information: Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement. Employee acknowledges and agrees that the terms of the Confidentiality Agreement survives this Agreement, specifically including the provisions therein regarding nondisclosure of the Company's trade secrets and confidential and proprietary information related to inventions, and strategic planning, customers, financial projections, revenue projections, financing, staffing, operation and accounting information related to the Company's business.

        9.    Non-Compete Provisions: Per the terms of Section 8 of your Employment Agreement, you confirm that for a period of twelve months from the Termination Date that you will not, either directly or indirectly, engage in any activity in competition with any product or service of the Company (said competitive activities to be determined and identified at the reasonable discretion of the Company), or harmful or contrary to the best interest of the Company, including accepting employment with or serving as a consultant to any entity that is in competition with the Company. Per Section 8, and for the purposes of Section 8, those companies deemed to be competitors to StorageTek include, but are not limited to Advanced Digital Information Corporation, ATL/Quantum Corporation, Benchmark Tape Systems Corporation, Compaq Computer Corporation, EMC Corp., Exabyte, Inc., Front Porch Digital, Inc., Hewlett-Packard Company, IBM Corporation, McData Corporation, Managed Storage International, Inc., Storage Networks, Inc., and Sun Microsystems, Inc. With respect to aforementioned companies, if you were to seek employment with a non-storage related entity/division within these companies, then you may notify StorageTek, in writing, of your desire to become employed by such entity/division and StorageTek may at its reasonable discretion and notwithstanding the aforesaid provisions, grant you permission to seek employment with such entity/division, such permission not to be unreasonably withheld or delayed.

        10.  Non-Solicitation: Per the terms of Section 8 of your Employment Agreement, you confirm that during the two-year period commencing with the Termination Date, you will not, directly, or indirectly, hire, solicit, or encourage any then-current Company employees to apply for employment with any person or entity (a) with which you are (or intend to be) employed, (b) by whom you or an entity in which you are employed or have a financial interest is engaged as a consultant, recruiter, independent contractor or otherwise, or (c) in which you further covenant and agree that you will not provide to any other person or entity the names of or references on any person who is then employed by the Company.

        11.  Returning Company Property. Employee agrees to deliver to the Company on or before the Termination Date, or destroy in a manner sufficient to ensure confidentiality and not to keep in his possession, recreate or deliver to anyone else, any and all devices, records, data, notes, reports, e-mail messages, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, reproductions of any aforementioned items, or electronically stored or accessible copies or versions of such items, which were provided to Employee by the Company, developed or obtained by Employee as a result of his employment with the Company, or otherwise belonging to the Company, its successors or assigns.

        12.  Confidentiality: Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as "Separation Information"). Except as required by law or in communications with immediate family members, Employee agrees to disclose Separation Information only to those attorneys, accountants, tribunals and governmental entities who have a reasonable need to know of such Separation Information, and to prevent disclosure of any Separation Information by them or by family members to other third parties. Employee agrees that there will be no publicity, directly or indirectly, concerning any Separation Information, unless required by any reporting laws or regulations or any other state or federal law, statute or regulation.

        13.  No Cooperation With Others: Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees that he will not knowingly encourage, advise or assist any Company employee or former Company employee to prosecute any claim, charge or complaint against any of the Releasees.

        14.  Non-Disparagement: The Company and Employee mutually agree that the terms of the separation of Employee are amicable and mutually acceptable and each agree with the other that neither shall malign, defame, blame, or otherwise disparage the other, either publicly or privately regarding the past of future business or personal affairs of the Company or Employee, or any other officer, director or employee of the Company.

        15.  No Admission of Liability: Employee and Company understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

        16.  Costs: The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

        17.  Arbitration: The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, including any potential claims of discrimination, harassment, retaliation, wrongful termination, or breach of contract, and any of the matters herein release, shall be subject to Binding Arbitration in Boulder, County, Colorado before the American Arbitration Association under its national rules for the resolution of employment disputes, or by a retired judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the Arbitration award. The parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs to the extent provided by law. Employee expressly acknowledges that he is waiving any right to a jury trial for any and all claims covered by this Agreement.

        18.  No Representations: Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this

Agreement. Employee has not relied upon any representations or statements made by the Company regarding the subject matter of this Agreement which are not specifically set forth in this Agreement.

        19.  Severability: In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision, unless the absence of that provision or portion materially alters the rights and obligations of the signatories under this Agreement.

        20.  Entire Agreement: This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company, with the exception of the Proprietary Rights Agreement (attached as Exhibit A and incorporated by reference) and the 1995-A Storage Technology Corporation Equity Participation Plan.

        21.  No Oral Modification: This Agreement may only be amended in writing signed by Employee and the Company's Chief Executive Officer.

        22.  Governing Law: The laws of the State of Colorado shall govern this Agreement.

        23.  Counterparts: This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        24.  Voluntary Execution of Agreement: This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a)  They have read this Agreement;

          (b)  They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c)  They understand the terms and consequences of this Agreement and of the releases it contains;

          (d)  They are fully aware of the legal and binding effect of this Agreement.

          (e)  Each signatory has full power and authority (including corporate power and authority) to execute this Agreement.

          (f)    It is expressly understood and agreed that the acceptance of the above mentioned promises and covenants is a full accord and satisfaction of all known or unknown claims, and each Party covenants to the other Party that no other claims are known or contemplated.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

STORAGE TECHNOLOGY CORPORATION

By

Dated		Roger C. Gaston Corporate Vice President, Human Resources

Dated		Jeffrey M. Dumas, an individual

Jeffrey M. Dumas